Exhibit(h)(11)

AMENDMENT

To

Co-Transfer Agency and Services Agreement

Between

The Western Asset Funds

And

Boston Financial Data Services, Inc.

This Amendment is made as of this 4th day of August, 2016, between Boston Financial Data Services, Inc. (the “Co-Transfer Agent”) and each of the investment companies listed on Schedule A (each a “Fund” and collectively the “Funds”), to the Co-Transfer Agency and Services Agreement between the parties dated September 1, 2014, as amended (the “Agreement”). In accordance with the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule B. (Duties of Co-Transfer Agent). Schedule B to the Agreement is hereby amended to add a new subsection as follows:

“13.    Money Market Reform (MMR).  With respect to the Funds designated as money market funds, the Co-Transfer Agent shall provide the services outlined in this Schedule B in accordance with the MMR procedures mutually agreed upon with the Funds (the “MMR Procedures”). The MMR Procedures include but are not limited to: (i) the number and times at which the NAV for certain money market funds will be calculated; (ii) the process for changes in such NAV calculation times; (iii) the implementation or modification of liquidity fees when requested by the Fund; and (iv) the imposition of ‘redemption gates’ when directed by the Fund and the rejection of trades when such gates are in place. With respect to those money market funds that are designated as “Retail Money Market Funds,” the MMR Procedures will reflect that the Co-Transfer Agent will use commercially reasonable efforts to accept account applications only from natural persons. For purposes of the MMR Procedures, a “natural person” shall be deemed to be an individual that provides the Co-Transfer Agent with a valid social security number issued to that person, or certain government-issued identification document such as a driver’s license or passport that bears a photograph of the person, and not a corporate tax identification number. Natural persons also may be able to invest in the fund through certain tax-advantaged savings accounts, trusts and other retirement and investment accounts, provided all beneficial owners of the accounts are natural persons. Upon request, the Co-Transfer Agent will provide reasonable assistance to the Fund in connection with the Fund’s periodic review of account documentation to verify that the shareholders in a Retail Money Market Fund meet applicable eligibility requirements. If the Fund determines that a shareholder is not eligible to remain in a Retail Money Market Fund, the Fund will provide the Co-Transfer Agent with written instructions and the Co-Transfer Agent will redeem such shareholder’s assets from the Retail Money Market Fund account in accordance with the Fund’s instructions. The parties shall work together to update such MMR Procedures from time to time as they determine necessary in order to maintain compliance with the laws, rules and regulations applicable to money market funds. The Co-Transfer Agent and the Fund shall mutually agree on any additional reporting that may be provided with respect to the servicing of the money market fund.”

2.	Schedule C. (Fees and Expenses). Schedule C to the Agreement is hereby amended to add the fees as set forth in Appendix A, attached hereto.

3.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “August 4, 2016 Amendment”) except as specifically revised by this Amendment.

4.	Except as specifically set forth in this August 4, 2016 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

Each Of The Investment Companies Listed On Schedule A Hereto, Each Of Which Is Acting On Its Own Behalf And Not On Behalf Of Any Other Investment Company

WESTERN ASSET GOVERNMENT RESERVES

WESTERN ASSET LIQUID RESERVES

WESTERN ASSET TAX FREE RESERVES

WESTERN ASSET CALIFORNIA TAX FREE MONEY MARKET FUND

WESTERN ASSET NEW YORK TAX FREE MONEY MARKET FUND

WESTERN ASSET SHORT TERM YIELD FUND

WESTERN ASSET ULTRA SHORT OBLIGATIONS FUND

WESTERN ASSET PRIME OBLIGATIONS MONEY MARKET FUND

By: /s/ Jane Trust

Name: Jane Trust

Title: President

BOSTON FINANCIAL DATA SERVICES, INC.

By:

Name:

Title: